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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Gregory P. McGraw
President and Chief Executive Officer
Cypress Communications
gmcgraw@cypresscom.net
404-442-0043

                CYPRESS COMMUNICATIONS ANNOUNCES MERGER AGREEMENT
                        WITH CRESCENT CAPITAL INVESTMENTS

Atlanta, GA, November 5, 2004 - Cypress Communications Holding Co., Inc. (OTCBB-CYHI), a converged voice and data communication solution provider in more than 1,300 commercial office buildings in 25 major metropolitan U.S. markets, announced today its Board of Directors approved a definitive Agreement and Plan of Merger with an affiliate of Crescent Capital Investments, Inc., an Atlanta-based private equity investment firm. The total enterprise value of the transaction, at the time of the execution of the Agreement, is $39.350 million. The Agreement contains provisions for final merger consideration adjustments, upwards or downwards, based on the achievement of certain conditions pertaining to changes in certain current assets and liabilities between the execution of this Agreement and Closing of the transaction.

The Agreement provides that the merger consideration will be used first to repay outstanding indebtedness. The remaining consideration, after transaction expenses, will be distributed to stockholders, with an estimated price per share of $1.63, subject to final merger consideration adjustments.

The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including receipt of stockholder and regulatory approvals and other conditions. The Company will solicit stockholder approval by means of a proxy statement, which will be mailed to Cypress Communications stockholders upon the completion of the required Securities and Exchange Commission filing and review process.

Under separate voting agreements, and subject to the terms and conditions contained therein, holders of approximately 29.4% of the outstanding shares of common stock have agreed to support the transaction.

"We're excited about this opportunity to enter into a merger agreement with an experienced and successful investment firm such as Crescent Capital Investments, Inc. The combination of their financial backing and industry experience will benefit Cypress. As a result of this transaction, Cypress will continue to strengthen its commitment to its customers," said Gregory P. McGraw, chief executive officer and president at Cypress.

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"This merger represents a positive outcome for all Cypress stakeholders, and we look forward to finalizing the transaction."

"We are pleased to be involved with one of the leading voice and data communications companies in the competitive telephony industry," remarked Charles Ogburn, Executive Director at Crescent Capital. "Cypress has a long-standing reputation of providing high-quality and innovative services to its core customers via its unique set of assets. We believe this strength will be a key to its continued success in the future."

Breckenridge Securities Corporation acted as Cypress' exclusive financial advisor in this transaction and Hunton & Williams LLP has acted as Cypress' legal advisor in this transaction.

Cypress will promptly file with the Securities and Exchange Commission a current report on form 8-K, which will include the merger agreement and related documents. The proxy statement that Cypress plans to file with the Securities and Exchange Commission and mail to its shareholders will contain information about Cypress, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the merger. In addition to receiving the proxy statement from the Company by mail, shareholders also will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the Securities and Exchange Commission's website (http://www.sec.gov) or, without charge, from the Company at http://www.cypresscom.net. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Cypress.

Cypress and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Cypress's shareholders with respect to the proposed merger. Information regarding any interests that Cypress's executive officers and directors may have in the transaction will be set forth in the proxy statement.

ABOUT CYPRESS COMMUNICATIONS

Cypress Communications (OTCBB: CYHI) is the preferred communication solution provider in more than 1,300 commercial office buildings in 25 major metropolitan U.S. markets. Each day, Cypress uses its fiber optic and copper broadband infrastructure to connect more than 100,000 employees for over 8,500 small- and medium-sized businesses in commercial office buildings. As a single-source provider of communication solutions, Cypress supplies advanced digital and IP phones, unlimited local and long distance calling, business-class Internet connectivity, firewalls, security and VPN solutions, audio/web conferencing and business television solutions. The Cypress EZ Officesm product suite provides a premium bundled solution with one number to call for support, one simple bill and the highest level of service available.

In addition to operating an extensive Cisco-powered network and the nation's largest

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hosted PBX network, Cypress offers a fully managed IP communications solution where Cypress can establish, monitor and manage voice quality of service for the entire customer network. Cypress Communications Holding Company, Inc., and its operating subsidiary Cypress Communications, Inc., are headquartered in Atlanta, GA. The company's web address is www.cypresscom.net.

ABOUT CRESCENT CAPITAL

Crescent Capital is a private equity firm based in Atlanta, Georgia that is principally engaged in identifying and structuring private equity investments. Since its founding in 1997, Crescent has completed 13 corporate acquisitions with a total transaction value of $1.4 billion resulting in a diverse portfolio across a wide range of industry sectors. Recent investments include Loehmann's Holdings, Inc., Caribou Coffee Company, Inc., Cirrus Industries, Inc., and MediFax-EDI. Crescent has also arranged 18 real estate and asset-based transactions representing approximately $4.3 billion in aggregate enterprise value. (http://www.crescentcapital.com)

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities Reform Act of 1995: The statements contained herein, which are not historical facts, are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. Certain of these important factors are described in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.